UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 29, 2020

Papa John’s International, Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-21660	61-1203323
(Commission File Number)	(IRS Employer Identification No.)

2002 Papa John’s Boulevard

Louisville, Kentucky 40299-2367

(Address of principal executive offices) (Zip Code)

(502) 261-7272

(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common stock, $0.01 par value	PZZA	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of an Amended and Restated Change of Control Severance Plan

On October 29, 2020, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Papa John’s International, Inc. (the “Company”) approved an Amended and Restated Change of Control Severance Plan, effective November 1, 2020 (the “Amended Plan”). The Amended Plan covers the severance benefits payable to the Company’s officers and other key employees in connection with a qualifying termination following a change-of-control of the Company (other than the Chief Executive Officer, whose change-of-control severance benefits are set forth in a separate employment agreement with the Company). The Amended Plan replaces the Company’s previous Change of Control Severance Plan that was adopted effective November 1, 2018 and was set to expire on November 1, 2020. The Amended Plan includes enhanced severance benefits as detailed below.

Under the Amended Plan, upon the occurrence of any of certain termination events following a change-of-control of the Company (i.e. a “double-trigger” event), the covered executive officers of the Company would be entitled to receive cash severance payments as “Tier 2 Participants” (which participants are designated by the Board or the Compensation Committee, and generally comprise the members of the Company’s Executive Leadership Team, excepting the Chief Executive Officer). These payments are equivalent to (i) eighteen months of base salary; (ii) the annual bonus amount the officer would earn under any quarterly or annual non-equity incentive-based compensation plan then in effect, calculated at the achievement of target performance (the “Target Bonus Amount”), multiplied by 1.5; (iii) a pro-rata portion of any quarterly or annual bonus payout under any non-equity incentive-based compensation plan then in effect, calculated as the greater of (1) the Target Bonus Amount, (2) the projected performance that would have been achieved as of the change-of-control if the qualifying termination occurs in the year of the change-of-control, or (3) the actual performance for the year of the qualifying termination; (iv) eighteen months of COBRA coverage; and (v) six months’ outplacement services. Such payments in connection with a change-of-control termination event will be paid solely in lieu of, and not in addition to, any other severance payments or benefits payable under any offer letter, employment agreement, severance plan or arrangement, or other program. Those officers of the Company who are designated by the Board or Compensation Committee as “Tier 3 Participants” under the Amended Plan are entitled to the same severance benefits set forth above in the event of a qualifying termination, except that they are entitled only to (i) twelve months of base salary, (ii) one times such participant’s Target Bonus Amount, and (iii) twelve months of COBRA coverage. As of the effective date of the Amended Plan, there were no employees designated as “Tier 1 Participants” or “Tier 3 Participants” under the Amended Plan. This Amended Plan shall continue until terminated by the Compensation Committee upon eighteen (18) months’ notice.

In all cases, termination will entitle the covered officer to severance under the Amended Plan only if there has been a change-of-control and, within twenty-four months thereafter, the officer is terminated without cause or resigns for good reason (in each case, as such terms are defined in the Amended Plan).  In order to be eligible to receive severance benefits under the Amended Plan, the covered officer must comply with the terms of the Amended Plan, including the execution and non-revocation of a release of claims in favor of the Company and compliance with any restrictive covenants or other similar obligations set forth in any Company policy or any employment, consulting or other services, confidentiality, intellectual property, non-competition or other similar agreement. The salary-based severance payments and Target Bonus amount will be paid out over a twelve-month period, subject to continued compliance with the covenants, and any pro-rata bonus-based severance payments will be paid out at the same time as other bonus payments are made to Company employees.

This summary does not purport to be complete and is qualified in its entirety by reference to the text of the Amended Plan, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

Exhibit
Number	Description

10.1	Papa John’s International, Inc. Amended and Restated Change of Control Severance Plan
104	Cover page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL Document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAPA JOHN'S INTERNATIONAL, INC.

Date: November 4, 2020	/s/ Caroline Miller Oyler
Caroline Miller Oyler
Chief Legal & Risk Officer and Corporate Secretary